Exhibit 99.1

FOR IMMEDIATE RELEASE

ACIES SECURES $2 MILLION CREDIT
FACILITY TO FUND GROWTH INITIATIVES

NEW YORK - (BUSINESS WIRE) - November 6, 2006 -Acies Corporation (OTCBB:ACIE), a financial services company that specializes in providing payment processing and online banking services to small, medium and large-size merchants across the United States, today announced that its wholly owned subsidiary Acies, Inc. has secured a $2 million credit facility from Illinois-based RBL Capital Group, LLC. A Form 8-K, detailing the terms and conditions of the debt facility, has been filed with the U.S. Securities and Exchange Commission.

The Company has arranged for an immediate $350,000 draw down against the credit line to fund its sales and marketing promotional activities and general operating capital needs.

“This funding will enhance our daily working capital and allow us to continue to implement key strategic promotional initiatives designed to enhance and expand our national merchant portfolio,” stated Oleg Firer, Chairman, CEO and President of Acies Corporation. “We are especially pleased that we have secured funding that does not subject our shareholders to potentially costly dilution that would have occurred had we pursued an equity financing solution.”

About Acies Corporation (pronounced “ay-see-us”)
Headquartered in New York City, Acies Corporation is a financial services company that, through its wholly owned subsidiary, Acies, Inc., specializes in providing payment processing and online banking services to small, medium, and large-size merchants across the United States. Acies' payment processing services enable merchants to process Credit, Debit, Electronic Benefit Transfer (EBT), Check Conversion, and Gift & Loyalty transactions. Acies also offers traditional and next-generation point-of-sale (POS) terminals, which enable merchants to utilize Acies' payment processing services. Acies' banking services offer customers traditional banking services and the ability for customers to apply for an online bank account and pay bills electronically. For more information, visit http://www.aciesinc.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements such as statements regarding the Company's growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction, and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company's filings with the Securities and Exchange Commission, including the risk factors in its form 10-KSB for the year ended March 31, 2005. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.

FOR MORE INFORMATION, PLEASE CONTACT:
Dodi Handy, President and CEO
Elite Financial Communications Group
407-585-1080 or via email at acie@efcg.net